Exhibit 99.1

VIVI -- Viva International, Inc.
Com ($0.001)

Viva International/River Hawk Aviation Agreement Signed

LAS VEGAS, NV, Sep 20, 2006 (MARKET WIRE via COMTEX) -- Viva International, Inc. (OTCBB: VIVI) announced this morning that the asset purchase agreement with River Hawk Aviation, Inc. (River Hawk) was signed on September 19, 2006. The agreement originally planned for a signing on September 18, 2006 was pushed back a day due to travel complications.

The agreement calls for $2.5 million to acquire, from River Hawk, the inventory of aircraft parts and accessories and the issuance of up to 3.5 million preferred shares to acquire the intellectual property, customer lists, computer software, pending contracts goodwill and other intangibles.

Robert Scott, Viva’s Chief Financial Officer and a Director, “I am pleased to announce that we have finalized the River Hawk asset acquisition. River Hawk currently generates approximately $1.8 million in annual revenues but we expect this Company to generate in the range of $2.5 million for 2007 and could easily be expandable to $3.0 million and beyond. The benefits of this transaction also bring us the management talent of Calvin Humphrey. Cal’s experience in previously operating regional air carriers will be of immediate benefit to Viva and his industry network has already delivered several opportunities for Viva to consider. Getting the River Hawk agreement completed sets in motion a new direction for Viva and I look forward to the impact that Cal Humphrey will undoubtedly make on our organization.”

About Viva International

Viva International has a number of airline and aviation-related interests including two developmental-stage carriers being readied to operate in regional markets from hubs in Puerto Rico and Santo Domingo, Dominican Republic.

The Company plans to create a network of regionally based airlines across the Caribbean, eventually to be linked to key points in the United States, Latin America, South America, and Europe.

At present, the Company maintains executive offices in Michigan.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“the Exchange Act”), and as such, may involve risks and uncertainties. Forward-looking statements which are based upon certain assumptions and describe future plans, strategies and expectations, are generally identifiable by the use of words as “believe,” “expect,” “intend,” “anticipate,” “project,” or other similar expressions. These forward-looking statements relate to, among other things, future performance, and perceived opportunities in the market and statements regarding the Company’s mission and vision. The Company’s actual results, performance and achievements may differ materially from the results, performance, and achievements expressed or implied in such forward-looking statements. Further information on potential factors that could affect Viva International, Inc. is found in the Company’s Form 10-K and other documents filed with the U. S. Securities and Exchange Commission.

Contact:
Viva International, Inc.
(231) 932-7490
www.flyviva.com

Nimbus Development Corp.
Patrick DeBernardi
631-828-2525
SOURCE: Viva International, Inc.
CONTACT: http://www.flyviva.com